EXHIBIT 3.153
LIMITED LIABILITY COMPANY AGREEMENT
OF
PACTIV MANAGEMENT COMPANY LLC
     This Limited Liability Company Agreement (the “Agreement”) of Pactiv Management Company LLC (the “Company”), dated as of November 16, 2010, is entered into by the Pactiv Corporation (“Pactiv”) as its sole member (the “Sole Member”).
Recitals:
     WHEREAS, on December 30, 2002, the Certificate of Conversion From a Corporation to a Limited Liability Company Pursuant to Section 266 of the Delaware General Corporation Law (the “Certificate of Conversion”) to convert Pactiv Management Company (formerly known as 1275, Inc. and Tenneco Management Company), a Delaware corporation (“Management Corporation”) to Pactiv Management Company LLC (the “Conversion”) was filed with the Secretary of State of the State of Delaware (the “Secretary of State”);
     WHEREAS, Pactiv was the sole stockholder of Management Corporation at the time of the filing of the Certificate of Conversion with the Secretary of State;
     WHEREAS, as provided in the Certificate of Conversion, the Conversion was approved in accordance with the provisions of Section 266 of the General Corporation Law of the State of the Delaware prior to the filing with the Secretary of State the Certificate of Conversion (the “Approval”);
     WHEREAS the Company was formed in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), pursuant to the filing of the Certificate of Formation of the Company with the Secretary of State on December 30, 2002 (the “Certificate of Formation”) and by the agreement of the Sole Member to have the By-Laws of Management Corporation, which were adopted on December 19, 1995, as the limited liability company agreement (within the meaning of the Act) of the Company (the “Original Agreement”);
     WHEREAS, the Sole Member intended that any reference in the Original Agreement to “stockholders,” “corporation,” “directors” and “Board of Directors” were to be construed as references to the members, directors and the board of directors of the Company or to the Company, as applicable; and

     WHEREAS, the Sole Member wishes to amend and restate the Original Agreement in its entirety by executing this limited liability company agreement to provide for the management and administration of the Company.
     NOW, THEREFORE, the Sole Member hereby agrees as follows:
     1. Name. The name of the limited liability company is Pactiv Management Company LLC.
     2. Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary, advisable or incidental to the foregoing.
     3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company, the Sole Member and the Board (as defined below) on behalf of the Company, shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2, including, without limitation, the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company.
     4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, or such other address as may hereafter be determined by the Sole Member or the Board. The Company may also have offices at such other places within or outside the State of Delaware as the Sole Member or the Board may from time to time designate or the business of the Company may require.
     5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, or such other registered agent and address as may hereafter be determined by the Sole Member or the Board.
     6. Fiscal Year. The fiscal year of the Company shall end on December 31.
     7. Sole Member. The name and the business, residence or mailing address of the Sole Member is as follows:

Name	Address
Pactiv Corporation	Pactiv Corporation 1900 West Field Court Lake Forest, Illinois 60045
     8. Management.

     (a) Board of Directors. The business and affairs of the Company shall be managed, by or under the direction of, a board of one or more directors. The Sole Member may determine at any time in its sole and absolute discretion the number of directors to constitute the board of directors (the “Board”). The authorized number of directors may be increased or decreased by the Sole Member at any time in its sole and absolute discretion. As of the date hereof, the number of directors constituting the Board shall be four (4). A director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act. The names of the persons designated as directors to serve on the Board are set forth on Schedule A attached hereto. Each director elected, designated or appointed shall hold office until a successor is elected and qualified or until such director’s earlier death, resignation, expulsion, incapacity or removal. Directors need not be a member of the Company.
     (b) Powers. The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board has the authority to bind the Company.
     (c) Meeting of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called only by a majority of the directors or the President on not less than one day’s notice to each director by telephone, facsimile, mail, telegram, courier, personal delivery or any other means of communication.
     (d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.
     (e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
     (f) Committees of Directors.

(i) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
(ii) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.
(iii) Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
     (g) Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
     (h) Removal of Directors. Unless otherwise restricted by law, any director or the entire Board may be removed or expelled, with or without cause, at any time by the Sole Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Sole Member.
     9. Authorized Person. (a) Stephen T. Auburn, as an “authorized person” of the Company within the meaning of the Act, executed, delivered and filed the Certificate of Formation with the Secretary of State and such filing of the Certificate of Formation is hereby authorized, approved, ratified and adopted in all respects. Upon the filing of the Certificate of Formation with the Secretary of State, his powers as an “authorized person” ceased.
     (b) Each of Helen Dorothy Golding, Cindi Lefari, the Officers and the Sole Member is hereby designated as an authorized person within the meaning of the Act (the “Authorized Person”) to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State. The Authorized Person may execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the

Company to qualify to conduct business in a jurisdiction in which the Company may wish to conduct business and any documents otherwise required in order for the Company to conduct business.
     10. Officers. (a) The day-to-day functions of the Company may be performed by a person or persons appointed as an officer or officers of the Company (each, an “Officer”). The Sole Member or the Board may appoint such Officers as it deems appropriate, and each such Officer so appointed shall have such authority and perform such duties as the Sole Member or the Board may, from time to time, delegate to him or her. Each Officer shall hold office until his or her successor is appointed or until his or her earlier death or until his or her earlier resignation or removal in accordance with this Agreement. The Officers of the Company as of the date hereof are the persons set forth on Schedule B attached hereto, with each person holding the offices set forth opposite such person’s name.
     (b) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Sole Member or the Board. The acceptance of the Sole Member or the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed at any time by the Sole Member or the Board, with or without cause.
     11. Dissolution. (a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Sole Member, (ii) at any time there is no member of the Company, unless the Company is continued pursuant to the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     (b) The bankruptcy (as defined in the Act) of the Sole Member will not cause the Sole Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution of the Company in accordance with this Agreement, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
     12. Capital Contributions. The Sole Member is not required to make any capital contributions to the Company. The Sole Member may make capital contributions to the Company in the form of cash, property, services or otherwise, at any time and upon such contribution, the Sole Member’s capital account balance shall be adjusted accordingly.
     13. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Board or the Sole Member.

Notwithstanding anything to the contrary contained herein, the Company shall not be required to make a distribution to the Sole Member on account of the interest of the Sole Member in the Company if such distribution would violate the Act, any other applicable law or any material agreement or other instrument to which the Company is or becomes a party.
     14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Sole Member. The admission of an additional member of the Company shall be effective upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.
     15. Resignation of Sole Member. The Sole Member may not resign from the Company unless an additional member of the Company shall be admitted by the Company, subject to Section 14, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Sole Member shall cease to be a member of the Company.
     16. Transfers / Assignments. The Sole Member shall be permitted to transfer all or any portion of its interest in the Company. The transferee shall be admitted as a member of the Company upon the execution of a counterpart signature page to this Agreement. If the Sole Member transfers its entire interest in the Company pursuant to this Section, such admission shall be deemed effective immediately prior to such transfer and, immediately following such admission, the transferor Sole Member shall cease to be a member of the Company. The transferee shall assume all the rights and obligations of the Sole Member under this Agreement.
     17. Liability of Sole Member. Except as required by the Act, the Sole Member shall not be obligated personally for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company.
     18. Exculpation and Indemnification. The Sole Member, each director and each Officer (each such person or entity, a “Covered Person”) shall not be liable to the Company, the Sole Member, any other person or entity who or that has an interest in the Company or any other Covered Person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered

Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions.
     19. Amendment. Any amendment to this Agreement shall only require the written consent of the Sole Member.
     20. Severability. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     21. Entire Agreement. This Agreement constitutes the entire agreement of the Sole Member with respect to the subject matter hereof and supersedes all prior agreements and undertakings, if any, with respect hereto, and amends, restates and replaces the Original Agreement.
     22. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.
     23. Effectiveness. This Agreement shall be effective as of the time first set forth in the preamble to this Agreement.
     24. Confirmation and Ratification. The Sole Member hereby confirms the accuracy of the Recitals set forth herein. The Sole Member confirms and ratifies the Conversion and the Approval. In addition, the Sole Member confirms and agrees that since December 31, 2002 until the date hereof, the Original Agreement was the limited liability company agreement (within the meaning of the Act) of the Company and ratifies the adoption of the Original Agreement in connection with the Conversion.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

SOLE MEMBER: PACTIV CORPORATION
By	/s/ Helen Golding
	Name:	Helen Golding
Title:

Schedule A
Members of Board
Gregory Alan Cole
Allen Philip Hugli
Helen Dorothy Golding
Thomas Degnan

Schedule B
Officers of the Company

Edward T. Walters	President
Joseph E. Doyle	Secretary
Gregory A. Hanson	Treasurer
Jay Scott Barnes	Assistant Secretary
Deirdre C. Brekke	Assistant Secretary
Erick R. Opsahl	Assistant Secretary
Daniel H. Shulman	Assistant Secretary
Jacquelyne L. Huerta	Assistant Treasurer
Gregory Alan Cole	Vice President
Helen Dorothy Golding	Vice President
Allen Philip Hugli	Vice President
Mark Joseph Dunkley	Vice President
Thomas Degnan	Vice President